EXHIBIT 99.2

CORPORATE PARTICIPANTS

Ross Goolsby

SigmaTel - CFO

Ron Edgerton

SigmaTel - President, CEO

CONFERENCE CALL PARTICIPANTS

Chris Danely

JP Morgan - Analyst

Joe Osha

Merrill Lynch - Analyst

Quinn Bolton

Needham & Company - Analyst

Adam Benjamin

Jefferies & Company - Analyst

Jason Pflaum

Thomas Weisel Partners - Analyst

Jason Paraschac

Kaufman Brothers - Analyst

Dan Morris

CIBC - Analyst

Shaw Wu

American Technology Research - Analyst

Craig Fodor

Wedbush Morgan Securities - Analyst

Vernon Essi

Janney Montgomery Scott - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the SigmaTel corporate update conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Monday, October 10, 2005. I would now like to turn the conference over to Mr. Ross Goolsby, Chief Financial Officer with SigmaTel, Incorporated. Please go ahead, sir.

Ross Goolsby - SigmaTel - CFO

Thank you and good afternoon. You should have the press release outlining our revised expectation, which was issued today after the market close and which is available on the SigmaTel website. Ron Edgerton, SigmaTel’s President and Chief Executive Officer, will review the updated guidance for the third quarter, including the business development that precipitated this update. After his remarks, Ron and I will take questions.

Before we began, I need to mention that this presentation contains forward-looking statements which are based on our current expectations, including forecasted revenue, earnings, and expenses. These forward-looking statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy; delays in the release of new products; fluctuation in customer demand for SigmaTel products; manufacturing inefficiencies; pricing and capacity of components used in our customers’ devices; fluctuating foundry capacity; and intellectual property litigation common in our industry. We ask that you keep this in mind in relying on any such statements of expectations. For a more thorough discussion of the risks to which the forward-looking statements are subject, please refer to our press release from earlier this afternoon and to our recent SEC filings. At this time, I would like to introduce our President and Chief Executive Officer, Ron Edgerton.

Ron Edgerton - SigmaTel - President, CEO

Thanks, Ross. We have revised our guidance for the quarter ending September 30, 2005. Revenues for the third quarter of 2005 are expected to be $74.4 million compared to $48.1 million in the third quarter of 2004, an increase of 55% over the same period a year ago. Gross margin will be lower than previously expected at approximately 51% for the quarter. Due to the shortfall in our expected revenues and gross margins as well as an increase in our effective tax rate during the quarter, earnings for the quarter will be reduced approximately $0.10 per share from the low end of the range of our previously provided guidance as updated for acquisitions.

The main contributing factor is (ph) — in this guidance was equipment issues at SigmaTel’s test and assembly facilities. These unfortunate events were compounded by the heavily back-end loaded demand for SigmaTel’s products during the latter half of September. Additionally, the mix of products sold during the quarter was impacted by this loss of production, with a significant amount of higher-end products unable to ship, shifting the sales mix and driving down gross margins. There were a total of 1.3 million lost units that forced the rescheduling of the related orders to October 2005.

Typical of the seasonal patterns for market this time of year, September was the most critical month of this quarter for our order fulfillment. Throughout the month, there was strong demand with shipments expected through the last day of the quarter, particularly for our mainstream and high-end products. The lack of availability during the latter half of September not only impacted revenues but also our sales mix, and therefore our overall gross margins.

Inventories were whittled down to meet as much of the demand as feasible, as we ended the quarter with less than one to two days of MP3 finished goods inventory, including the inventory at our distributors. We also experienced some tightness in wafer supply during the quarter but have qualified an additional fab at TSMC to reduce capacity constraints in the future. The unfortunate combination of these situations leads us to revise our guidance.

We have not given a specific range for earnings per share today because we have not completed all of the required work relative to the purchase accounting and the related charges for in-process research and development from the three acquisitions we closed during the quarter. The majority of our earnings shortfall, $0.08 per share, will reflect a higher mix of our value segment product and the associated lower margins. This segment has been highly competitive, and has felt the impact of continued price erosion. But we feel comfortable that we can compete and find ways to reduce costs to provide margin support.

We experienced a 10% price decline for our value segment product during the quarter, but only a 2% price decline for our mainstream and high-end products. As we discussed, we have taken some significant steps to offset the margin pressures caused by these declines in the future. In addition, approximately $0.02 of the earnings per share shortfall is due to a higher effective tax rate as a result of the lower gross margin and earnings.

On a more positive note, we released SDK 4.1 for the 3600 in Flash applications. In addition to the two key alpha customers that have designed in the 3600, we have also rolled out a two-tiered beta site program for a number of other customers. We are also pleased to announce that we have successfully reduced the die size of the 3500 by moving to 0.16 micron, and we’ll benefit from the resulting lower costs in the fourth quarter. This will provide margin relief for the 3500 product family.

As in all of our products, our goal is to provide our customers with the best quality, the highest level of integration at the lowest system cost. With this in mind, we have also made tremendous progress on our FM tuner chip. We completed the tape-out during the quarter, and prior to the end of the quarter had functional first silicon. We expect to be in production with this new product during the fourth quarter, with volumes ramping in the first quarter of 2006. We have previously discussed that the FM tuner product would only work with the 3600 family of products. Our engineers have now developed a way to interface the FM tuner with the 3500 family of products.

It is very important to understand the impact of our lower cost 3502 value segment product in combination with our FM tuner. The combination of our 3500 solution and FM tuner chip will result in significantly higher SigmaTel silicon content in MP3 players.

Competitive FM tuner products in the market that have the required software, technical support, and the distribution necessary to be viable alternatives cost significantly more than the SigmaTel solution. For example, if in MP3 manufacturer is considering the leading competitive FM tuner solution, in a leading Chinese competitor’s MP3 chip in a design, to be competitive with the SigmaTel solution (ph), this MP3 chip would have to be priced at roughly cost, or $1 to $1.20 in the first quarter of 2006. This pricing structure will make it very difficult for our competitors in the value segment to succeed in the market. Going forward, we see this as a huge advantage, considering 65 to 75% of the value segment products have FM tuners.

In September there were several new product announcements from our customers, including the Dell DJ Ditty, a Sharp-branded MP3 player, as well as several other players targeted for kids, including the Disney Mix Stick and brass-branded player. On the ICG side of the business, we announced the use of our audio codecs in Sony’s VAIO desktop computers.

In 2005, we put together a foundation for growth. At the beginning of the quarter, we acquired from Apogee Technology the design team and intellectual property for the DDX brand of Class-D amplifiers, completing the fourth acquisition in approximately three months. We believe these acquisitions put the technology and design teams in place for SigmaTel to be competitive as a diversified mixed-signal multimedia semiconductor company. The diversifications and technology gained from these acquisitions are what we needed to meet our long-term strategic plan.

We will continue to build on our RF product line internally and via partnering opportunities. At the present, we have completed our acquisition strategy and will not be considering additional acquisitions in the foreseeable future. Going forward, we will focus on the integration of our new products and acquired technology and remain focused on execution in our core businesses.

We understand that this has been a dramatic year for our loyal investors. It is our believe that SigmaTel will continue to benefit from the strength of the long-term growth in our existing product markets, and the Company is well positioned to continue to lead in those markets through integration via innovation.

Now just for logistics purposes, please be aware I am in Shanghai for a sales conference, and Ross is in Austin. There may be a lag when answering questions. We will now open for questions. Operator, we are now ready for questions.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Chris Danely, JP Morgan.

Chris Danely - JP Morgan - Analyst

Hey, thanks guys, so just to get a sense of the back-end problems, if we didn’t have the back-end problems, would the quarter have been okay? Or can you give us a sense of where the numbers would have been?

Ron Edgerton - SigmaTel - President, CEO

Chris, we would have had another — we actually lost about 1.8 million units of production. There would have been another 1.3 million that we could have shipped for revenue. So the other extra 500,000 would have been in inventory, in preparation for the fourth quarter. So, based on the 1.3 million, assuming the ASP that we would have expected for those orders or the orders that we had coming in, we would have been significantly higher revenue. Saying exactly which mix that would have been is a little bit tough. But we should have been significantly higher, and well within our range if we would have been able to achieve the production numbers.

Chris Danely - JP Morgan - Analyst

Got it. And then can you give us any clarity on Q4 or how the outlook is?

Ron Edgerton - SigmaTel - President, CEO

Well, Chris, we need to go through — in fact, I’m at the sales conference now, and will be reviewing accounts. On Thursday we will pull together information on the fourth quarter. Our production constraints are continuing to impact October. October is fully booked. Going into November, we are pretty well booked in the first couple of weeks. And so we have additional capacity.

So before giving guidance, though, we will want to see what all the elements are affecting the market and see how the Dell DJ Ditty is doing, how the new Disney products are doing. We should have a feel for that by our October 25th conference call and update.

So right now, we’re not seeing any issues with the fourth quarter, except getting our supply up to meet demand. And that should happen, like I said, by the end of the second week of November.

Chris Danely - JP Morgan - Analyst

Great, and so the margins and should recover as well, along with the sales, then?

Ron Edgerton - SigmaTel - President, CEO

That’s what our expectations are right now. In our forecast process, the margins will be higher than in the third quarter. But again, we need to go through and finish our forecasting process just to understand what the mix is for the quarter. And we will have a better feel for this on October 25th.

Chris Danely - JP Morgan - Analyst

Last question then I’ll shut up. So was all of the shortfall from the MP3 business? There was no issues with Protocom or Oasis?

Ron Edgerton - SigmaTel - President, CEO

The production issues were all related to our MP3 business.

Chris Danely - JP Morgan - Analyst

Ok, thanks a lot guys.

Ron Edgerton - SigmaTel - President, CEO

Thank you.

Operator

Joe Osha, Merrill Lynch.

Joe Osha - Merrill Lynch - Analyst

Thanks guys, just a couple of questions. For starters, Ron, I believe you said you have two design wins for 3600 — is that correct?

Ron Edgerton - SigmaTel - President, CEO

That’s correct.

Joe Osha - Merrill Lynch - Analyst

So did those ship for revenue in the third quarter?

Ron Edgerton - SigmaTel - President, CEO

Those should be shipping for revenue in the fourth quarter.

Joe Osha - Merrill Lynch - Analyst

Okay. So based on comments I’ve got from a couple of quarters ago, it would appear to me that you are maybe a smidge behind schedule there. Can you maybe talk a little bit about what the ramp of the 3600 has been like?

Ron Edgerton - SigmaTel - President, CEO

The focus has been on a couple of key customers. And they need to get their software done. And we needed to provide them with stable software as a base for getting their products to market. So we have been a little bit late with the 3600 as far as delivering production silicon. We believe we have the production silicon now. The software has continued to progress, we believe. Both of the key alpha customers should be able to go in production in the fourth quarter.

Joe Osha - Merrill Lynch - Analyst

Okay, but these are alpha customers, though; this is not going to be meaningful revenue, then, right?

Ron Edgerton - SigmaTel - President, CEO

Correct.

Joe Osha - Merrill Lynch - Analyst

Okay. When do you think you might be — do you have any reason to believe that you might see higher 3600 revenues as you move into next year?

Ron Edgerton - SigmaTel - President, CEO

Based on the reception that we have had in the marketplace and the number of beta customers that we have lined up, we expect our first quarter of 2006 to have very significant 3600 revenues.

Joe Osha - Merrill Lynch - Analyst

Would you care to characterize “very significant” for me?

Ron Edgerton - SigmaTel - President, CEO

That would be hard to say. But getting to 5 to 10% of our revenue in the first quarter would probably be reasonable.

Joe Osha - Merrill Lynch - Analyst

Ok, and then just on the operational issues — obviously, it happens when it happens. I’m a little confused as to how you guys managed to go from 36 million revenue in the June ’04 quarter to 99 in the March ‘05 quarter without problems, and then you can’t handle going from 69 to 80 in the June to the September quarter of this year. What has changed?

Ron Edgerton - SigmaTel - President, CEO

I don’t think there was anything changed in our capability of going to that level of production. We did $100 million for revenue in the first quarter. When you have catastrophic failures of equipment at your test and assembly facility, that’s not something you plan. You have back up for it. And with the back end — heavily loaded back-end for the quarter, when equipment goes down, it’s just — something that happens in the real world. It’s not something that we can work around.

We are doing things such as adding capacity at the back end.

But, again, if we are doing our production planning and the equipment crashes and we can’t ship our BGA product because the handlers go down — and two of them went down, coincidentally, at the same time — that becomes a huge problem. And so we are in fact looking at acquiring additional handlers and testers so that we have back-end support, or expanding with additional back-end test facilities at other locations just so that we can handle the situation in the future. But again, we have been ramping production. We’ve never had an issue with equipment failure. When we have, I should say that we were able to offset that by having backup testers or borrowing capacities from others at the test and assembly facilities. But with September being so heavily — having such heavy demand from several different customers, our suppliers couldn’t shift production away from other customers just for SigmaTel. They did as much as they could, but weren’t able to offset the fact that we had these catastrophic failures in some of the equipment.

Joe Osha - Merrill Lynch - Analyst

Okay, and then last question — it sounds to me like you’re saying — obviously, you’re not in a position to comment on fourth-quarter revenues yet. But it sounds to me like you are saying that these issues are to some extent going to ripple through, at a minimum, October as well?

Ron Edgerton - SigmaTel - President, CEO

They will have an impact on October. We have additional capacity and wafers for October. So our ability to produce will be higher in October, I believe, than what it was in September. But right now, based on the orders that we are getting, it’s not enough to satisfy all the orders. And so some of it is being pushed to November. So the situation is we have got higher capacity, but we also have a lot higher orders, also.

Joe Osha - Merrill Lynch - Analyst

All right, well — I’m sorry, then; I was going to go off, but I have to ask that question then. Can you please comment on what your orders have been like this quarter, say, relative to revenue? And also, I believe you just said your October and November are fully booked?

Ron Edgerton - SigmaTel - President, CEO

Our October is fully booked. First part of November is booked. We hope to catch up and be able to do turns business in the second week —second to third week of November.

Joe Osha - Merrill Lynch - Analyst

So you are booked through the first half of the December quarter at this point?

Ron Edgerton - SigmaTel - President, CEO

Correct.

Joe Osha - Merrill Lynch - Analyst

Okay. Well, I guess I don’t understand why it is you’re unable to make a comment about December quarter revenue, then, given that kind of visibility.

Ron Edgerton - SigmaTel - President, CEO

Because we have the second half of the quarter to go, and a quarter can be impacted by economic trends during the second half of the quarter. The last half of November is typically strong for us. December is strong for us. If customers are turned off by the fact that we had to push them out from October to November, that can always send customers to alternative sources. And so we want to just understand the impact of having to delay orders and how that affects the whole quarter.

So I feel very good about the first half of the quarter; but, again, customers need parts at a certain point in time. Earlier in the quarter is better. And whether or not that impacts the continuing business going into the latter half of the fourth quarter – we have yet to determine that. But we should have a feel for that by the second half of — or by October 25th, when we give earnings guidance. And also we need to see how the Dell DJ Ditty, the Dis-Brax (ph) products, etc., are reacting in the market – get stocking orders for the first shipments of these products, and if they can sell through strongly, then we expect we’ll get additional orders for the second half of the quarter. If they don’t sell through strongly, then we won’t get as much orders for the second half of the quarter. So there are a lot of dynamics that we need to analyze before we give full guidance for the quarter.

Joe Osha - Merrill Lynch - Analyst

Ok, last question, I promise, can you at least say up, down versus December? Or are you not able to say that?

Ron Edgerton - SigmaTel - President, CEO

Up, down versus the September quarter or —

Joe Osha - Merrill Lynch - Analyst

Yes.

Ron Edgerton - SigmaTel - President, CEO

Right now the fourth quarter looks substantially stronger than third quarter.

Joe Osha - Merrill Lynch - Analyst

Alright, thank you very much.

Ron Edgerton - SigmaTel - President, CEO

Thank you.

Operator

Quinn Bolton, Needham & Company.

Quinn Bolton - Needham & Company - Analyst

You provided some details on just the equipment failures. But I just wanted to make sure I got this down pat. It sounds like one of your test and assembly partners had equipment failures rather than your doing this at your own facilities — you weren’t able to transfer that production to other test facility subcons. Is that the right way to look at it?

Ron Edgerton - SigmaTel - President, CEO

Actually, there was — both of our main suppliers for assembly and test had production issues. One had them earlier in the month, and we thought we would catch up by shifting that production to our second assembly and test facility. And because we had to ship so much production over, we had failures at the second facility also. And so it has compounded itself.

So we did try to shift the production from one to the other, but we actually ended up having problems at both. So this is not our equipment, but third parties have provided these services at custom assembly facilities for us.

Quinn Bolton - Needham & Company - Analyst

And you said that these were handlers for BGA packages. So because it’s BGA, that’s why it’s more mainstream and high-end rather than, I guess, a plastic packaging or something like that for the low-end?

Ron Edgerton - SigmaTel - President, CEO

The VGA packages typically are battery-recharged products, have high-end — products that are smaller form factor, so the customers are willing to pay more. They are our higher-end customers. And so they have a requirement for higher features, and so the handlers in specific were for the BGA packages. And so that impacted us right at the end of the quarter.

But again, part of it was earlier in the quarter with laser trim equipment at another fab, we had to shift production and make up for the shortfall at the first assembly and test facility. And that just put too much pressure on our second facility in order to try to make up right at the end of the quarter.

Quinn Bolton - Needham & Company - Analyst

And with the die — the 3500 die, I believe, is still the same die for low-end through high-end. So I’m assuming you didn’t lose those 1.8 million dies, that those still sit in your work in progress, I guess, inventory, and you can ship them out as the back-end equipment comes back online?

Ron Edgerton - SigmaTel - President, CEO

Correct. We didn’t lose any die; it was just a question of getting them assembled and tested. So we are pushing through in October, trying to get as many tested as quickly as possible. As we indicated in the script, we were down to basically one to two days of finished goods of every type, because it impacted our BGA product. But the earlier production issues also impacted our value segment as far as being able to have supply at our distributors going into the fourth quarter.

Quinn Bolton - Needham & Company - Analyst

Ok, second question — you just mentioned the cost reduction plans moving from 0.18 10 (ph) to 0.16. Can you give us a rough sense as to what kind of die savings you think you’ll get? Is that a 15, 20% kind of die size reduction or cost reduction from that transition?

Ron Edgerton - SigmaTel - President, CEO

That’s approximately right — you need to be careful because the wafer pricing varies from one node to the other. And so the overall savings won’t be quite to that level. But it’s a substantial savings on a per-die bases.

Quinn Bolton - Needham & Company - Analyst

Ok, great thank you.

Ron Edgerton - SigmaTel - President, CEO

Thank you.

Operator

Adam Benjamin, Jefferies & Company.

Adam Benjamin - Jefferies & Company - Analyst

Thanks guys, I know there has been several questions now on this, but I’m just having trouble following this. We had an inventory glut at one point earlier in the year, and now we’ve been trying to work that down. And now, it appears like the build wasn’t there for this Christmas season, which we have kind of known about for awhile here. So I’m having trouble figuring out what was really going on and why this kind of crept up on us so quickly?

Ron Edgerton - SigmaTel - President, CEO

The issue came in at our test and assembly facility in September. That’s our biggest month for that quarter. People wait and start ordering in August. We had strong orders in August going into September. The quarter looked good going towards the end of September, and then we had these production issues.

As we’d mentioned — and I think we said before that we expected a strong second half of the year. But there are always issues where customers push out orders or ship them from one quarter to another. That didn’t happen. What happened was we had an unexpected production issue. So that production is now being caught up — as answer to the prior question, that we are now getting it assembled and tested, and just have every piece of equipment we can get moving the product through. But fourth quarter is a very strong quarter for us, and we’re having issues keeping up with all the orders going into November.

So we are saying that there’s issues for production from catch up from the third quarter, but we are not saying that we have undermined our fourth-quarter revenues goals. We think it just may have been a shift from third quarter to fourth quarter.

However, we want to wait till October 25th to say what that is, because we don’t want to mislead people and say, oh, yes, we are having a great fourth quarter, and then find out that some of the new products that have been introduced and some of the forecasts we have tail off because the sellthrough wasn’t there for our customers.

So right now, going into the fourth quarter, we feel very good about where we are. We feel very good about the total for the second half of the year. Right now, this appears to be a mix shift from — shift of production from third quarter to fourth quarter.

Adam Benjamin - Jefferies & Company - Analyst

Okay. One other follow-up on that is kind of one of the things that was discussed back in July was the concern regarding NAND flash and potentially customers holding out orders to late August, if not September, to kind of benefit from the lowest cost potential on the NAND pricing. Did you see some of that as well? Did that compound the issue here? Or, if we didn’t see that, would August have been — if the orders had picked up in that month, would it have made it easier or prevented some of this problem, I guess?

Ron Edgerton - SigmaTel - President, CEO

If the orders had picked up earlier in August — now again, we had the Europeans coming back late in August, we had some NAND flash issues holding up orders, we believe, until the second half of August. And then the orders got placed.

But when you try to produce that much product in the last five weeks of the quarter, it’s a severe problem. If we had had the orders earlier, then we would have been able to assemble and test more product. We do have a single-die solution, but we have 51 different packages, I believe, that we can assemble these things into — various products and various packaging types. And so we don’t package this up until we can understand what the orders stream is. And so that caused us a lot of stress on our assembly and test facilities in September.

Adam Benjamin - Jefferies & Company - Analyst

Ok, great, thanks

Ron Edgerton - SigmaTel - President, CEO

Thanks Adam.

Operator

Jason Pflaum, Thomas Weisel Partners.

Jason Pflaum - Thomas Weisel Partners - Analyst

Good afternoon. Can you talk about the current demand environment? You have talked about the first month or so being pretty strong. Have you seen any impact at all following the launch of the Nano? So many of your customers have — have you seen any tentativeness on their part, any orders pushed out? Or maybe you could just comment on that.

Ron Edgerton - SigmaTel - President, CEO

We have had comments from customers that they are watching it. But we have not seen any orders pushed out yet. I think the product has come out. It’s really, we believe, cannibalized or basically taken over the iPod Mini. And it’s a very nice looking product.

But so far, we have not seen a significant impact, or we haven’t seen anyone — we haven’t had any customers say that they are pushing out orders because of the Nano. So right now, on our business, we have not seen it have any impact.

Jason Pflaum - Thomas Weisel Partners - Analyst

Okay. And also, can you maybe just give an update on the status of your DRM solutions, the DRM 10, where we stand on that? Is that shipping yet, or —?

Ron Edgerton - SigmaTel - President, CEO

We released our SDK 3.1 in September that has MLC support and DRM 10 support, and is able to accomplish this without an SDRAM. We think we’re the only ones in the market with that solution. So we have a significant number of customers that will be using our SDK 3.1 for products during the fourth quarter.

Jason Pflaum - Thomas Weisel Partners - Analyst

So now shipments start in Q4?

Ron Edgerton - SigmaTel - President, CEO

Yes.

Jason Pflaum - Thomas Weisel Partners - Analyst

Ok, and then, finally, just an administrative question on the tax rate — that’s going up. What is a good going-forward tax rate number?

Ross Goolsby - SigmaTel - CFO

I believe, for the year we’re looking at about 36 to 37%.

Jason Pflaum - Thomas Weisel Partners - Analyst

Great, thank you very much.

Operator

Jason Paraschac, Kaufman Brothers.

Jason Paraschac - Kaufman Brothers - Analyst

Just a question on the movement to 0.16 micron on the 3500. I’m not sure how expected that was. Can you just clarify if it has any impact on the expected rollout of the 3700 line of chips?

Ron Edgerton - SigmaTel - President, CEO

This is on the 35XX family, where we are at 0.16. The 3600 rollout has not been impacted by that; that was a different team. Our operations team was basically the ones focusing on the cost reduction. That has had no impact on the 3600 schedule or other product schedules.

Jason Paraschac - Kaufman Brothers - Analyst

Wasn’t there a 3700 that’s expected to replace the 3500 next year?

Ron Edgerton - SigmaTel - President, CEO

3600 to replace the 3500.

Jason Paraschac - Kaufman Brothers - Analyst

Okay. Then on the production limitations going into October — it looks like at 1.8 million chips, at least a week’s worth of production capacity was lost in September. Should we look at October as being about 25% limitation on overall production for that month, as well?

Ron Edgerton - SigmaTel - President, CEO

No, we will not have — right now, knock on wood — have any production issues in October. We are catching up with backlog is why we are saying that we won’t be able to ship or catch-up with turns business until November. Everything going on in production now — I think we have fully recovered, and we are pumping through product at a very healthy clip right now. It’s just that the demand in October and November are two of our busiest months, if not our two busiest months, during the year. And so the orders have come in for October and November, plus catching up from what we couldn’t ship in September is resulting in manufacturing everything we can as quickly as possible because of the supply shortfall we had in September and the strong demand that we have in October.

Jason Paraschac - Kaufman Brothers - Analyst

Got it. And so, with all the die you have in inventory, would that force you to alter your ordering patterns with TSMC for October?

Ron Edgerton - SigmaTel - President, CEO

We have qualified a new fab at TSMC, and so we have asked them for wafers. They are providing us as many wafers as they can. The fab that we’re in in Taiwan, the primary fab, is at capacity. But they have been able to provide us wafers that we need – as many wafers as they can provide us, actually. But then getting them through test and assembly is an issue, because that’s where our issues were in the September timeframe.

We do have die available. We have been asking for more, and we have been getting a good response from both of our fabs. But it’s just a question of now getting them through the back-end facilities.

Jason Paraschac - Kaufman Brothers - Analyst

Ok, so you haven’t slowed down the front end while you catch-up on the back end at all?

Ron Edgerton - SigmaTel - President, CEO

No, not all. I was with TSMC two weeks ago. We have been talking to them about qualifying a new fab. We have placed orders for additional product, and they are juggling as much as they can and trying to get product to us as quickly as possible. So we’re taking every wafer they can get to us and expect that we will be keeping our test and assembly facilities pretty busy for the first half of the quarter and, hopefully, beyond that. But again, we don’t want to give any indication or full guidance for the quarter until we have had a chance to see how the new product introductions are going in the first part of the quarter.

Jason Paraschac - Kaufman Brothers - Analyst

Okay. And then one last question — given that this is happening right at the ramp for the holiday season at the end of the year, is any chance that, one, you are going to have higher cost of goods in the fourth quarter as you try and speed up the supply chain? And then, too, is there any risk of losing market share as customers perhaps focus on products that have somebody else’s chips in them?

Ron Edgerton - SigmaTel - President, CEO

We feel good about our cost structure, with the 0.16 product coming out in the fourth quarter. That improves our structure. Our wafer pricing, we think, is in very good shape. And so our situation with our suppliers is that they know we have a demand, but they have not been increasing wafer costs at all; we’re still on the same trajectory as we have been on wafer pricing in the past. And so that has not been an issue. We have great partners as far as suppliers, and we have been able to continue to give cost reductions. So we feel very good about our cost structure in the fourth quarter.

As you mentioned or intimated, you’re always concerned that when you have shortfalls in being able to deliver to your customers, you hope your customers hang around and stay with you. We have not had any indication of any design losses because of shipment delays. We hope that continues. But we try to be open with what the issues are. And we want people to be aware that we’re looking at all the factors, and on October 25th, we should have everything collated and be able to give you guidance for the quarter.

Jason Paraschac - Kaufman Brothers - Analyst

Ok, Great, thank you.

Ron Edgerton - SigmaTel - President, CEO

Thank you.

Operator

Rick Schafer, CIBC.

Dan Morris - CIBC - Analyst

Good afternoon. This is actually Dan Morris (ph) talking for Rick. One question on — if you can you give us a breakdown, either on a unit or a dollar basis between your the three segments there — the hard drive, the mainstream, and value?

Ron Edgerton - SigmaTel - President, CEO

Ross, do you have that information?

Ross Goolsby - SigmaTel - CFO

We do, but we have not been providing that breakdown. I think from a mix perspective our revenue from the value segment trended up over 40% because of the mix issues we talked about. And that would put mainstream and hard drive at 60% of our revenues for the quarter.

Dan Morris - CIBC - Analyst

Ok, thank you. And also, you mentioned that inventories were, I guess, one to two days at both your own and also at distributors’. Do you have any feel for what inventories are looking like at customers?

Ron Edgerton - SigmaTel - President, CEO

The feedback from our customers is that there doesn’t seem to be any issue in the channels. During the third quarter, there were stories about 100 or plus MP3 manufactures going out of business in China during the quarter. We have not seen that impacting our business at all. Based on the feedback I got back when I was in Hong Kong in late September, the feeling was that these typically happen when the manufactures did not get additional orders, and so they did not have a lot of inventory sitting there to begin with. So that has not impacted the quarter.

There doesn’t seem to be any excess of supply of players or of chips in the market. And when you get to the end of the quarter and you have only one to two days of inventory, you know your distributors — I think that’s a pretty clear indication that there’s nothing in the channel causing problems, because everything that we could make that stuck out as our distribution system as quickly as we could make it. So we feel very good about demand in the market. We’re just trying to get over this hump where we had this production issue in September.

Dan Morris - CIBC - Analyst

Great, thank you.

Ron Edgerton - SigmaTel - President, CEO

Thank you.

Operator

Shaw Wu, American Technology Research.

Shaw Wu - American Technology Research - Analyst

Thanks. Just two questions. First, just back to the tax rate — Ross, you talked about how your tax rate is going to be 36, 37% for the year. Does that mean that — just doing the math, that the tax rate is closer to 40% this quarter? That’s question number one.

And then the second question, on the customer breakout, last quarter we had Samsung and, I guess, GMI kind of increase as a percentage of revenue. And then Creative and Systech (ph) dropping. Any color on customer contribution this quarter?

Ross Goolsby - SigmaTel - CFO

The tax rate from a pro forma perspective, meaning excluding the charges that we will take relative to the acquisitions we closed during the quarter, did inch up over 40%. As we mentioned in the prepared comments, we’re still working through with our auditors the acquisition accounting, so it’s hard to give you what the tax rate will look like overall. But I would say that the impact on EPS was negatively impacted. If you just look at our base business, it would inch up over 40%. And then you would look at 36 to 37 for the total year.

From a customer perspective, I would say it’s hard to provide color at this point. Samsung was strong, GMI was strong in the quarter, Asus was strong. Creative was, I guess, strong. But other than that, it’s hard to give you trends from last quarter and then into next quarter.

Shaw Wu - American Technology Research - Analyst

Ok. Could you repeat that? It sounded like you said all four of them were strong —? (multiple speakers)

Ron Edgerton - SigmaTel - President, CEO

We had no customers with issues as far as supply, especially at the end of the quarter. Everyone seemed to be ordering strongly. And we feel good about where we are with our major customers and with all of our customers.

Shaw Wu - American Technology Research - Analyst

Ok. Could you say that all four of them grew sequentially, or were some flat, some down? Or did the four majors — meaning Creative, Asustek, GMI, Samsung — all four up sequentially, or —?

Ron Edgerton - SigmaTel - President, CEO

Ross, do you have those exact numbers? I have not seen those final numbers yet, so I would rather not speculate if all of them were. But Ross, do you have those numbers?

Ross Goolsby - SigmaTel - CFO

Yes, I would characterized them as flat to up. There weren’t any down significantly that I’m aware of, but I don’t have the exact figures in front of me. We’ll provide that on our 25th update.

Shaw Wu - American Technology Research - Analyst

Ok, thanks a lot.

Operator

Craig Fodor (ph), Wedbush Morgan Securities.

Craig Fodor - Wedbush Morgan Securities - Analyst

Good afternoon. Can you briefly discuss with respect to the 51% gross margins, down about 4, 4.5 points sequentially, how much of that was driven by the ASP declines in the value product versus just a less-rich mix?

Ross Goolsby - SigmaTel - CFO

I would characterize it as about half and half. We had price erosion in the value segment. And that was compounded by what happened to us at the end of the quarter. So I would say probably about half of that decline was due to a mix shift, and then the other half was due to our inability to get some high-end BGA products shipped before the end of the quarter to offset that.

Craig Fodor - Wedbush Morgan Securities - Analyst

Can you discuss what you’re seeing within the value segment from a competitive perspective and kind of whether we should be thinking that ASPs continue to decline at this same clip?

Ron Edgerton - SigmaTel - President, CEO

The orders that we’re seeing for the first part of the fourth quarter are basically — the pricing is flat with what occurred in the third quarter. So we have not seen any deterioration in pricing from third to fourth quarter. And I’ll throw in a “yet” there, just because we’re not to the point where we can tell what’s going to happen for the whole quarter. But going into the quarter and the orders that we have on our books, we have not seen a decline in the value segment yet. So prices actually seem to have firmed up in that segment of the market, at least for the first portion of the quarter.

Craig Fodor - Wedbush Morgan Securities - Analyst

With respect to the competitive landscape in the value segment, what do you see?

Ron Edgerton - SigmaTel - President, CEO

We see basically the same competitors there. We think that our real competitive advantage will be seen in the first quarter, when we kick off our FM tuner product with our 35XX family. We think that was a huge advantage. Our engineers did a great job figuring out how to integrate the — or make our FM tuner product work with the 3500. And it’s quite possible that the decline in pricing that we have seen this year would be offset to a significant degree going into next year by the fact that we’ll have more silicon in these players because of our FM tuner product. And as I mentioned in the script — that this really gives us a strong competitive position, based on being in Hong Kong and talking to customers and talking to people about who they use as an alternative, the products that are out there are much higher-price, have a much higher cost base than what SigmaTel has. And so we feel very good about putting ourselves in a very strong competitive position at the end of this quarter, certainly going into first quarter, with our FM tuner product combined with a 35XX.

As we mentioned in the script, if the leading supplier of FM tuners continues to charge what they are, and people have that as an alternative to SigmaTel, our competitors are going to be hard pressed to be able to sell their products for much more than their cost, based on our current view of the market. So we feel very good about the FM tuner product. It was a huge step with our engineers figuring out how to make it work with a 35XX. We expected that to ramp up with the 3600 penetration next year. But now, with it being able to work with the 35XX going into the first quarter of next year, we feel very good about our competitive position at the low end of the market.

Craig Fodor - Wedbush Morgan Securities - Analyst

Can you remind us what your, roughly, ASPs and gross margins are on the FM tuner product?

Ron Edgerton - SigmaTel - President, CEO

We have mentioned that the — I think, in our slide presentation we have talked about it being about $1.75 — $1.50 to $1.75 sort of list price. What we will probably do is bundle it with a 35XX product. And so it will help our overall ASP or silicon content in MP3 players. But we don’t want to go ahead and tell people what the specific pricing is, because that then sets an expectation for our customers. And also talking about the specific margin on that product puts us in a negotiating position with larger customers, with them trying to negotiate us down on pricing because of what they think is a “fair” margin for a supplier. So we’d rather not comment on the exact margin of that product at this time.

Craig Fodor - Wedbush Morgan Securities - Analyst

Understood. And then, just moving over to the 36XX, given that you expect some material shipments in the first quarter of next year, can you help us understand sort of what are the pricing, and maybe not absolute but relative margins there, as compared to mainstream today?

Ron Edgerton - SigmaTel - President, CEO

We think that this will be targeted at the high end of the market, and moving down to the mainstream over time and then potentially into the value segment. But the 3500 will be our value segment product for most of 2006, so we see that being priced significantly higher than our 35XX product. We have to go through a production ramp on the product, so we will have to get our yields up. And as time goes on, we expected the margins to be quite healthy on that product, and should be significantly higher than the 35XX product as we move through the year.

We have gotten great feedback on that product. And so we expect to see a significant number of designs at CES in January, and we’re actually doing reference designs with the product now that have some very compelling features with that product. And so we think you will be seeing smaller form factors than what the market leaders have today. We expect to see significantly higher battery life than what some of the market leaders have today, and really great audio quality. So the 3600 is going to be a great product for us in 2006. And at CES, you’ll be able to see a significant number of products with the 3600 in it.

Craig Fodor - Wedbush Morgan Securities - Analyst

Great. And then just a final question from me — with respect to the Apogee DDX audio amp, can you help us understand what are the cost benefits from a smaller die size? And then, also, what are the other performance benefits you get from designing in that functional block? Thank you.

Ron Edgerton - SigmaTel - President, CEO

Yes. We have been investing in our audio codec systems for some time now, and we’re seeing significant growth in that area. When we talk to our customers, they have indicated on the PC side that they would like to see Class-D amplifiers. And they have talked about having them as stand-alone devices. And we would rather provide them as an integrated device.

Same thing for consumer audio — potential in the TV market. We see the Class-D requirements there for lower power keeping the audio stream fully digital throughout the process as something that our customers are interested in. And we expect to be able to provide that type of integration — certainly, we hope, by the second half of 2006, which should help enhance our ability to hold up pricing on our audio codec products and move us into the higher-margin consumer audio products. So this is an additional technology that we think is best in class; really great team of engineers so happens to be in the Boston area, and we have consolidated that team and our Waltham facility with Oasis. And so we have a very strong engineering team up in Waltham now, as well as the whole overall Oasis business unit. So we feel very good about that acquisition and how it fits in with our overall strategy.

Craig Fodor - Wedbush Morgan Securities - Analyst

Great, thank you.

Ron Edgerton - SigmaTel - President, CEO

Thank you.

Operator

Vernon Essi, Janney Montgomery Scott.

Vernon Essi - Janney Montgomery Scott - Analyst

Thank you. You had a lot of questions here on COGS going into the next quarter. I wanted to just readdress, I think, some comments you made on wafer pricing. Are you seeing similar pricing out of the foundry level that you see in the past, or with utilization rates up, are you starting to see some more, I guess, less favorable pricing?

Ron Edgerton - SigmaTel - President, CEO

The wafer pricing that we have seen is pretty consistent with the improvements that we have experienced throughout the year. We have basically negotiated wafer pricing based on hitting certain volumes. And by continuing to hit volumes, we’ve continued to get the targeted wafer pricing.

And as usual on these type of deals, those trend down over time. We don’t want to say how much, don’t want to put our suppliers in any positions for them to have to comment on reduction in wafer pricing. But we are looking at this as a structure that we put in place at the beginning of the year. And even though the capacity has been tightened, our fabs have been honoring the agreements that we had in place earlier in the year. So nothing has resulted in a change from what was negotiated earlier, and what we negotiated earlier was for declining prices, based on hitting certain volume commitments.

Vernon Essi - Janney Montgomery Scott - Analyst

Okay. And also, you have talked about inventories on the finished goods side. What is WIP going to look like on a sequential basis relative to June?

Ross Goolsby - SigmaTel - CFO

I think total inventories will be down significantly. That will probably mean WIP is flat to down slightly.

Vernon Essi - Janney Montgomery Scott - Analyst

Ok, alright, thank you very much.

Operator

Adam Benjamin, Jefferies & Company.

Adam Benjamin - Jefferies & Company - Analyst

Thanks, and sorry about that. With respect to the 1.8 million units that you had to push out, did that impact any of your four largest customers? Did they have to give up some capacity?

Ron Edgerton - SigmaTel - President, CEO

We always try to provide our best customers with the best service and hit their numbers. There was probably one of those customers that we had to shift by a week that caused so many production issues, but did impact our revenue stream for the third quarter. So no impact on our customers because of the shift, but if you’re talking third quarter versus fourth quarter, and if you move stuff by a week, you miss a whole quarter. And so it did not impact our customers, but it did impact our financials for the third quarter.

Adam Benjamin - Jefferies & Company - Analyst

Great, thanks a lot.

Operator

Quinn Bolton, Needham & Company.

Quinn Bolton - Needham & Company - Analyst

I just had two quick follow-ons. Ross, you had given us some sense on pricing sort of in the low-end, in the mainstream. I was wondering if you could just sort of give us where you think the blended ASP was down? Was that down about maybe 6, 7%, just given the mix shift towards the low-end? Or is that a little steep?

Ross Goolsby - SigmaTel - CFO

I think, from the end of the second quarter to the end of the third quarter, that’s probably about right for the 90-day period.

Quinn Bolton - Needham & Company - Analyst

Ok, great. And then the second question was just — Ron, you talked about seeing some pretty good design activity with the FM tuner. Do you have any sense, at the low-end of the market, sort of the attach rate for designs planned in Q1 — what the attach rate is for the FM tuner to, say, the 3502? could that be a significant percentage — 30, 40, 50%?

Ron Edgerton - SigmaTel - President, CEO

I doubt if it would be 30 — well, 40 or 50%. We’re hoping, certainly, if we can get to 20 to 30%, that would be great. And so we’re just rolling this out to our customers now. We just ascertained for sure that we were able to incorporate this functionality with the 3500 product. And so, as I mentioned earlier, I’m in Shanghai. We are rolling this out to our sales team. And they will need to come back to us and tell us what the attach rate is going to be. The feedback on the initial availability of the product and the ability to do this has been very positive from people we talked to in the marketplace.

Quinn Bolton - Needham & Company - Analyst

Okay, so visibility (ph) — since you are still in the initial phase of the rollout, visibility is still a little low. But if you guys – maybe by year end, do you think you could get to something like a 50% attach rate by the end of ‘06?

Ron Edgerton - SigmaTel - President, CEO

Yes. Certainly, we would have hope to have that type of number by the end of ‘06. 65 to 75% of the players out there that are — especially the value segment of the market, have FM tuners. So being able to have the product, getting to a 50% attach rate, would certainly be a goal that we would have for 2006.

Quinn Bolton - Needham & Company - Analyst

Ok, great thanks.

Ron Edgerton - SigmaTel - President, CEO

Thank you.

Operator

There are no further questions at this time, sir.

Ross Goolsby - SigmaTel - CFO

Thank you. Please join us on October 25th at 3:30 PM Central time, when we will announce our third quarter results. As a reminder, information regarding a replay of the call will be available on our website later today. This completes our third quarter guidance update conference call. Thank you.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your lines.